EXHIBIT 99.1

NEWS RELEASE
For Immediate Release

Contact: Scott Veech, CFO
Richard Linden, President & CEO
414.977.4000

MERGE HEALTHCARE PROVIDES UPDATE ON FOURTH QUARTER PERFORMANCE;
DELAYS FULL EARNINGS RELEASE
Investor Call and Webcast Will Be Held As Scheduled

MILWAUKEE, WI, February 24, 2006 – Merge Technologies Incorporated, d.b.a. Merge Healthcare (NASDAQ: MRGE; TSX: MRG), announced today that it will delay the issuance of its fourth quarter results in order to allow additional time to complete the audit of the Company’s financial statements.

Preliminary highlights of the Company’s performance include:

•	Total dollar amount of sales contracts signed during the fourth quarter exceeded that of third quarter, representing sequential growth and strength in our core business

•	Certain large sales contracts entered into during the fourth quarter will be recorded as deferred revenue

•	As a result, revenues for the fourth quarter are expected to be between $23 million and $26 million

•	Cash flow from fourth quarter operations is approximately $17 million, contributing to a year-end cash balance of approximately $64 million

“2005 was a year of significant change and growth for Merge Healthcare, including a strategic business combination with Cedara Software,” said Richard A. Linden, President and CEO. “As a result of the complexities associated with accounting for sales transactions in the fourth quarter, our year-end audit has not been sufficiently completed and, accordingly, we are not publishing complete financial results at this time. However, during the quarter we strengthened our core operations, further broadened our product portfolio for our customers, and improved our competitive positioning.”

The Company will hold its investor call and webcast as originally scheduled at 10:00 a.m. eastern time today to discuss this update. The Company will issue a complete earnings release and hold a conference call when the full financial results are available.

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Merge Healthcare is a market leader in the development and delivery of medical imaging and information management software and services. Our innovative software solutions use leading-edge imaging software technologies that accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of patient care they provide. For additional information, visit our website at www.merge.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. When used in this press release, the words: guidance, believes, intends, anticipates, expects, and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, ability to integrate acquisitions, unexpected outcomes to any pending or future litigation, changing economic conditions, credit and payment risks associated with end-user sales, dependence on major customers, dependence on key personnel, and other risk factors detailed in filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.